            As filed with the Securities and Exchange Commission on July 8, 1999
                                            Registration Statement No. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     -------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     -------------------------------------

                         ROBERTS REALTY INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

             GEORGIA                                    58-2122873
  (State or other Jurisdiction                        (I.R.S. Employer
        of Incorporation)                            Identification Number)

                          8010 ROSWELL ROAD, SUITE 120
                             ATLANTA, GEORGIA 30350
                                 (770) 394-6000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                               CHARLES S. ROBERTS
                 CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER,
                                  AND PRESIDENT
                         ROBERTS REALTY INVESTORS, INC.
                          8010 ROSWELL ROAD, SUITE 120
                             ATLANTA, GEORGIA 30350
                                 (770) 394-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:
                             CHARLES D. VAUGHN, ESQ.
                            KATHERINE B. LUBLIN, ESQ.
                   NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
                     999 PEACHTREE STREET, N.E., SUITE 1400
                             ATLANTA, GEORGIA 30309

                              --------------------

     Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------
                                      Proposed         Proposed
                      Amount          Maximum           Maximum       Amount Of
 Title Of Shares       To Be      Aggregate Price      Aggregate     Registration
To Be Registered    Registered     Per Share (1)    Offering Price       Fee
----------------------------------------------------------------------------------
  Common Stock       2,753,787         $7.75        $21,341,849.25    $5,933.04
==================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), and based on a per share of $7.75, the average of the high and low prices of our common stock, as reported on the American Stock Exchange on Friday, July 2, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 8, 1999

PROSPECTUS

                                2,753,787 SHARES
                         ROBERTS REALTY INVESTORS, INC.
                                  COMMON STOCK
                          ----------------------------


         Roberts Realty Investors, Inc. owns and operates multifamily residential properties as a self-administered, self-managed equity real estate investment trust, or REIT. We conduct our business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. Roberts Realty owns a controlling interest in the operating partnership and is its sole general partner.

         The operating partnership issued units of partnership interest in our formation and in acquiring various entities that owned multifamily residential apartment communities and a property management company. Limited partners in the operating partnership have the right to exchange their units for shares of our common stock on a one-for-one basis. This prospectus covers the 2,753,787 shares that we may issue from time to time to those limited partners. The registration of the shares does not necessarily mean that the limited partners will decide to exchange their units for shares.

         We will not receive any consideration when we issue shares in exchange for units. We will pay all expenses of registering the shares.

         The common stock is listed on the American Stock Exchange under the symbol "RPI." To ensure that we maintain our qualification as a REIT, no single person may own more than 6% of our outstanding common stock, except for Charles
S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, who is limited to 25%.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN DECIDING WHETHER TO EXCHANGE YOUR UNITS FOR SHARES.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is August __, 1999.

                                     SUMMARY

ROBERTS REALTY INVESTORS, INC.

         Roberts Realty Investors, Inc. owns and operates multifamily residential properties as a self-administered, self-managed equity real estate investment trust, or REIT. We conduct our business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. The operating partnership owns all our properties. Roberts Realty owns a controlling interest in the operating partnership and is its sole general partner. This organizational structure is sometimes called an "umbrella partnership" or "UPREIT."

         We are a Georgia corporation formed in July 1994. We expect to continue to qualify as a REIT for federal income tax purposes. A REIT is a legal entity that holds real estate interests and, through its payment of distributions, is able to reduce or avoid incurring federal income tax at the corporate level. This structure allows shareholders to participate in real estate investments without the "double taxation" of income - i.e., at both the corporate and shareholder levels - that generally results from an investment in shares of a corporation. To maintain our qualification as a REIT, we must, among other things, distribute annually to our shareholders at least 95% of our taxable income.

         We will not receive any proceeds from issuing these shares to the limited partners of the operating partnership in exchange for their units, or from their sale of the shares if they elect to do so.

         Our executive offices are located at 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, and our telephone number is (770) 394-6000.

PURPOSE OF THIS PROSPECTUS

         We are offering shares under this prospectus to unitholders, who have the right to exchange their units for shares of common stock on a one-for-one basis. In this prospectus we sometimes refer to unitholders directly as "you." This prospectus is the legal document that offers the shares to you and explains how you can exchange your units for shares if you choose to do so. Once you have exchanged your units for shares and receive a stock certificate, you can give that certificate to your stockbroker to sell or hold in your account in "street name" just like the shares of any other public company.

HOW TO EXCHANGE YOUR UNITS FOR SHARES

         You may exchange your units for shares by submitting by certified mail or overnight courier the following two items to our transfer agent, First Union National Bank, Corporate Trust Client Services NC 1153, 1525 West W.T. Harris Boulevard - 3C3, Charlotte, North Carolina 28288-1153 (for overnight courier packages, the zip code is 28262):

         (1) a fully executed Notice of Redemption, which is attached as Exhibit A to this prospectus; and

         (2) a unit certificate, or certificates, if you have more than one, for the number of units you are submitting for redemption. You must sign the unit certificate on the back and have your signature medallion guaranteed by a bank or brokerage firm.

         First Union will send the new stock certificate back to you within five days of receiving your redemption notice and signed unit certificate.

TAX CONSEQUENCES OF EXCHANGING YOUR UNITS FOR SHARES

         Your exchange of units for shares will be a taxable transaction treated as a sale. The gain or loss you realize will depend on the value of the shares you receive, the amount of liabilities of the operating partnership associated with the units you exchange, and your tax basis in those units. Because each person's tax basis in his or her units may be different, you or your tax advisor must calculate your individual tax basis in your units. Please note that we have no way of keeping track of or calculating the tax basis of any individual's units. The tax consequences of exchanging your units for shares could be substantial, so please consult your tax advisor regarding the effects and reporting of this transaction.

         For a discussion of tax consequences of an exchange of units for shares, see "Federal Income Tax Considerations - Tax Consequences of Exchange of Units for Shares."

TAX CONSEQUENCES OF SELLING THE SHARES YOU RECEIVE IN EXCHANGE FOR YOUR UNITS

         If you choose to sell the shares you receive in exchange for your units, the transaction will be a taxable event treated as a sale. Your proceeds will be equal to the amount of cash you receive. The gain or loss you realize will depend on your tax basis in the shares you receive in exchange for your units. Please consult with your tax advisor regarding the reporting of this transaction. Also, please note that we have no way of keeping track of or calculating the tax basis of any individual's shares.

TAX REPORTING FORMS YOU WILL RECEIVE IF YOU EXCHANGE YOUR UNITS FOR SHARES

         You will receive a Schedule K-1 for the period of time during the tax year in which you held your units. You will also receive a 1099-Div if you receive any dividends while you hold the shares you received in exchange for your units. If you sell your shares, you will receive a 1099-B reporting the sale.

EXCHANGES OF UNITS BY UNITHOLDERS WHO LIVE OUTSIDE OF GEORGIA

         Unitholders who no longer live in Georgia will receive shares for their units like any other unitholder.

                                  RISK FACTORS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our actual results may differ significantly from the results discussed in the forward-looking statements. These forward-looking statements involve risks and uncertainties that include, but are not limited to, those discussed below. Prospective purchasers should carefully consider the following information along with the other information contained in this prospectus before making an investment decision regarding the shares.

FEDERAL INCOME TAX RISKS

A UNITHOLDER'S EXCHANGE OF UNITS FOR SHARES WILL BE TREATED AS A FULLY TAXABLE SALE OF THE UNITS BY THE UNITHOLDER.

         A unitholder's exchange of units for shares will be treated for tax purposes as a sale of the units by the unitholder. The sale will be fully taxable to the unitholder, and the unitholder will be treated as realizing for tax purposes an amount equal to the value of the shares received in the exchange plus the amount of any operating partnership liabilities allocable to the exchanged units at the time of the redemption or exchange. The amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares. See "Federal Income Tax Considerations - Tax Consequences of Exchange of Units for Shares."

A UNITHOLDER WHO EXCHANGES UNITS FOR SHARES AND THEN SEEKS TO SELL SOME OF THOSE SHARES TO PAY THE RESULTING TAXES MAY BE DELAYED IN DOING SO.

         Because the number of shares of common stock sold on the AMEX on any given day is relatively small, a unitholder may suffer delays in selling a substantial number of shares for cash to pay tax liabilities or for any other purpose. In addition, the price the unitholder receives for the shares may be less than the value of the unitholder's units at the time of exchange.

OUR FAILURE TO QUALIFY AS A REIT WOULD CAUSE US TO BE TAXED AS A CORPORATION, WHICH WOULD ELIMINATE OR SIGNIFICANTLY REDUCE THE AMOUNT OF FUNDS AVAILABLE FOR DISTRIBUTIONS TO SHAREHOLDERS.

         If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply,

         - the requirement that REITs distribute most of their net income to shareholders will not apply,

         - we will be subject to the full system of federal income tax generally applicable to corporations, with no deduction for dividends, if any, paid to our shareholders,

         - the additional tax liability imposed on us will reduce, and may even eliminate, the amount of funds available for distributions to our shareholders, and

         - we may be disqualified from taxation as a REIT not only for the year during which the qualification was lost, but also for the four following years.

         Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code and the determination of various factual matters and circumstances not entirely within our control. For more information regarding this issue, see "Federal Income Tax Considerations - Failure to Qualify for Taxation as a REIT."

WE WILL BE SUBJECT TO SOME TAX EVEN IF WE QUALIFY FOR TAXATION AS A REIT.

         Qualification for taxation as a REIT is not equivalent to exemption from tax. For a discussion of the taxes to which we will be subject notwithstanding our qualification as a REIT, see "Federal Income Tax Considerations - Federal Income Taxation of Roberts Realty."

RISKS ASSOCIATED WITH THE OWNERSHIP OF OUR COMMON STOCK

WE BELIEVE THAT OUR COMMON STOCK IS TRADING AT PRICES THAT ARE LOWER THAN THE NET ASSET VALUE PER SHARE, AND THIS DISCOUNT TO UNDERLYING VALUE MAY CONTINUE INDEFINITELY.

         Our common stock may continue to trade at prices that we believe are less than shareholders would receive if we decided to sell all our properties and liquidate the company. We cannot predict when, or if, this trend will reverse itself.

A UNITHOLDER'S INVESTMENT WILL CHANGE WHEN UNITS ARE EXCHANGED FOR SHARES, AND SOME CHANGES MAY BE ADVERSE FOR SOME INVESTORS.

         When a unitholder receives shares in exchange for units, the unitholder will become a shareholder of Roberts Realty rather than a unitholder in the operating partnership. Although an investment in shares is substantially equivalent to an investment in units, ownership of units and ownership of common stock differ as to, among other things, form of organization, policies and restrictions, management structure, investor rights and federal income taxation. Some of these differences may be material and adverse for some investors. See "Comparison of Ownership of Units and Shares" for a discussion of these differences.

SUBSTANTIAL SALES OF OUR COMMON STOCK IN THE FUTURE AFTER THE OFFERING COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

         In addition to the 4,685,679 shares of common stock presently outstanding, 2,753,787 shares are reserved to issue to unitholders. If unitholders exchange a substantial number of units for shares and then sell them into the public market, the market price of the shares could fall. Those sales also could make it harder for us to sell stock in the future at a time or price that we believe is fair. This risk is particularly important for us because relatively few shares are traded on the AMEX on any given day. We cannot predict the effect that future sales of common stock will have on the market price of the common stock.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT DIFFICULT FOR ANOTHER COMPANY TO ACQUIRE US, EVEN IF MOST SHAREHOLDERS WERE IN FAVOR OF IT.

         Our articles of incorporation, our bylaws and Georgia law could make it more difficult for another company to acquire us, even if a change in control would benefit our shareholders. For more information, see "Description of Common Stock - Anti-Takeover Provisions."

NO SHAREHOLDER OTHER THAN MR. ROBERTS MAY OWN MORE THAN 6% OF OUR COMMON STOCK.

         To ensure that we continue to qualify as a REIT for federal income tax purposes, our articles of incorporation limit the ownership of our shares. No single person other than Mr. Roberts may own more than 6.0% of our common stock. We refer to this limitation as the "ownership limit." Shares acquired or held in violation of the ownership limit will be transferred to a trust for the benefit of a designated charitable beneficiary. Any person who acquires shares in violation of the ownership limit will not be entitled:

         -        to receive any distributions on the shares;

         -        to vote the shares; or

         - to receive any proceeds from selling the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale.

A transfer that violates these limits may be void.

WE COULD CHANGE OUR INVESTMENT AND FINANCING POLICIES WITHOUT A SHAREHOLDER
VOTE.

         Our board of directors will determine our investment and financing policies, our growth strategy, and our debt, capitalization, distribution and operating policies. The board may revise or amend these strategies and policies at any time without a vote of shareholders. Accordingly, shareholders will have no control over changes in our strategies other than through the election of directors. Furthermore, the changes may not serve the interests of all shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders.

         For example, the board may decide to retain operating cash flow for investment purposes, working capital reserves or other purposes rather than using it to pay dividends. These retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectation with regard to future earnings and cash distributions likely would adversely affect the market price of our common stock.

IF WE ISSUE ADDITIONAL SECURITIES, THE INVESTMENT OF EXISTING SHAREHOLDERS WILL BE DILUTED.

         We have authority to issue shares of common stock or other equity or debt securities in exchange for property or otherwise. Similarly, we may cause the operating partnership to issue additional units in exchange for property or otherwise. Existing shareholders will have no preemptive right to acquire any additional securities issued by us or the operating partnership. Any issuance of additional equity securities could result in dilution of an existing shareholder's investment.

IF THE MARKET PRICES OF OTHER APARTMENT REITS DECLINE, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

         The trading price of our common stock has tended to follow the trend of the prices of other public apartment REITs. If the overall trading prices in this sector decline, our stock price may drop as well.

AN INCREASE IN MARKET INTEREST RATES COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

         The distribution yield on our common stock as a percentage of the price of our common stock relative to market interest rates may also influence the price of our common stock. An increase in market interest rates might lead prospective purchasers of our common stock to expect a higher distribution yield, which would adversely affect the market price of our common stock.

UNITHOLDERS WHO EXCHANGE THEIR UNITS FOR SHARES WILL CONTINUE TO FACE VARIOUS RISKS THEY ALREADY FACE AS UNITHOLDERS UNLESS AND UNTIL THEY SELL THEIR SHARES.

         In addition to the risks faced by unitholders who elect to redeem their units, unitholders who elect not to redeem their units, and unitholders who retain the shares they receive in exchange for their units, will continue to face the risks they currently face as investors in the operating partnership. These risks include the following:

         - Unfavorable changes in market and economic conditions in Atlanta and Charlotte could hurt our occupancy and rental rates.

         - Increased competition in the Atlanta and Charlotte markets could limit our ability to lease our apartments homes or increase or maintain rents.

         - Conflicts of interest inherent in business transactions between or among Roberts Realty and/or the operating partnership on one hand, and Mr. Roberts and/or his affiliates on the other hand, could result in our paying more for property or services than we would pay an independent seller or provider.

         - Construction and lease-up risks inherent in our development of the Addison Place, Ballantyne and Old Norcross communities, and the other communities we may develop in the future, could adversely affect our financial performance.

         - We might not be able to obtain replacement financing to make balloon payments on our fixed-rate debt, or we might have to refinance our debt on less favorable terms;

         - Because our organizational documents do not limit the amount of debt we may incur, we could increase the amount of our debt as a percentage of the estimated value of our properties.

         - Our operations could be adversely affected if we lost key personnel, particularly Mr. Roberts.

         - We could incur costs from environmental problems even though we did not cause, contribute to or know about them.

         - Compliance or failure to comply with the Americans with Disabilities Act and other similar laws could result in substantial costs.


                  DESCRIPTION OF UNITS AND REDEMPTION OF UNITS

GENERAL

         Unitholders may, within limitations, require the operating partnership to redeem all or a portion of their units. Unitholders may exercise this redemption right by delivering a redemption notice to the transfer agent. The form of the redemption notice is included as Exhibit A to this prospectus. When units are submitted for redemption, we have the right either to cause the operating partnership to redeem those units for cash or to purchase those units ourselves, either for cash or for a number of shares equal to the number of units submitted for redemption. We have adopted a policy of satisfying redemption notices by purchasing the units for shares. We will not receive any cash from issuing shares in exchange for units.

         After exchanging units for shares, a unitholder will be a shareholder of Roberts Realty and will be entitled to receive dividends on the shares instead of distributions on the redeemed units.

         A unitholder must notify our transfer agent of his or her desire to exchange his or her units for shares by using the form attached as Exhibit A to this prospectus. No redemption can occur if the delivery of shares would be prohibited under the provisions of our articles of incorporation that are intended to protect our qualification as a REIT. The articles provide, among other things, that no one holder other than Mr. Roberts may own more than 6% of the outstanding shares of common stock.

         We also have the right, at our election, to purchase all outstanding units from unitholders in exchange for shares. The conditions that apply to the unitholders' redemption right also apply to this purchase right.

HOW TO EXCHANGE UNITS FOR SHARES

         A unitholder who wants to exchange his or her units must submit by certified mail or overnight courier the following two items to our transfer agent, First Union National Bank, Corporate Trust Client Services NC 1153, 1525 West W.T. Harris Boulevard - 3C3, Charlotte, North Carolina 28288-1153 (for overnight courier packages, the zip code is 28262):

         (1) a fully executed redemption notice - attached as Exhibit A to this prospectus; and

         (2) a unit certificate or certificates for the number of units being submitted for redemption.

You must sign the back of the unit certificate and have your signature medallion guaranteed by a bank or brokerage firm.

         To simplify the redemption process, we will instruct First Union to process exchanges of units as soon as practicable instead of following the formal notice provisions of the partnership agreement of the operating partnership. First Union will send the new stock certificate(s) to the person who submitted the units for redemption. Accordingly, a unitholder who seeks to exchange units and who does not ask us to follow the formal notice period procedures may not revoke his or her redemption notice.

REGISTRATION RIGHTS

         Under the partnership agreement, we are obligated, as a condition to the unitholders' right to require redemption of their units, to list the common stock on a national securities exchange and register the shares with the SEC under the Securities Act. To fulfill that obligation, we have listed the shares on the AMEX and registered the shares covered by this prospectus with the SEC. We are obligated to use reasonable efforts to maintain this listing and the Securities Act registration of the shares until all units are either redeemed by unitholders or purchased by us.

TAX CONSEQUENCES OF EXCHANGING UNITS FOR SHARES

         For a discussion of the tax consequences of exchanging units for shares, see "Federal Income Tax Considerations - Tax Consequences of Exchange of Units for Shares."

                           DESCRIPTION OF COMMON STOCK

GENERAL

         Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share. We have 4,685,679 common shares outstanding and no preferred shares outstanding.

COMMON STOCK

         At shareholders' meetings, each holder of shares is entitled to one vote for each share held. Neither our articles of incorporation nor our bylaws provide for cumulative voting for the election of directors. After we satisfy the prior rights of any series of preferred stock that we may issue, holders of shares are entitled to receive, pro rata, distributions declared by the board of directors out of funds legally available for distribution, and any other distributions to the shareholders. We depend upon distributions we receive from the operating partnership to fund the distributions we make to shareholders.

         There are no redemption or sinking fund provisions and no direct limitations in any indenture or agreement on payment of distributions to shareholders.

         Shareholders do not have any preemptive rights or other rights to subscribe for additional shares.

PREFERRED STOCK

         Under our articles of incorporation, the board of directors may issue, without shareholder approval or action, shares of preferred stock of one or more series, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, as the board of directors may determine from time to time.

CLASSIFICATION AND REMOVAL OF THE BOARD OF DIRECTORS

         Our articles of incorporation provide for the board of directors to be divided into three classes of directors, with each class to consist as nearly as possible of an equal number of directors. At each annual meeting of shareholders, the class of directors to be elected at that meeting is elected for a three-year term, and the directors in the other two classes continue in office. Because shareholders will have no right to cumulative voting for the election of directors, the holders of a majority of the outstanding shares are able to elect all of the successors to the class of directors whose term expires at each annual meeting of shareholders.

         Our articles of incorporation also provide that, except for any directors who may be elected by holders of a class or series of stock other than the common stock, directors may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors. Vacancies on the board of directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 75% of all the votes is required to amend, alter, change, repeal or adopt any provisions inconsistent with those classified board and director removal provisions. These provisions may make it more difficult and time-consuming to change majority control of our board of directors, which may have the effect of discouraging unsolicited proposals for a takeover of us or the removal of incumbent management.

SPECIAL MEETINGS

         Under our bylaws, special meetings of the shareholders may be called only by shareholders holding outstanding shares representing more than 50% of all votes entitled to be cast on any issue proposed to be considered at any special meeting.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

         Our bylaws provide that with respect to an annual meeting of shareholders, the proposal of business to be considered by shareholders may be made only (a) by or at the direction of the board of directors, or (b) by a shareholder who has complied with the advance notice procedures in the bylaws. In addition, with respect to any meeting of shareholders, nominations of directors may be made only (a) by or at the direction of the board of directors, or (b) by any of our shareholders who are entitled to vote at the meeting and who have complied with the advance notice provisions in the bylaws.

MANAGEMENT LIABILITY

         The articles of incorporation limit the personal liability of a director to us or our shareholders for monetary damage for breaches of the director's duty of care or other duties as a director. See "Comparison of Ownership of Units and Shares - Management Liability - Roberts Realty" for additional information regarding limitations on management liability.


ANTI-TAKEOVER PROVISIONS

         The articles of incorporation and bylaws contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of us. These provisions include the following:

         Issuance of Preferred Stock. The board of directors has the power to issue up to 20,000,000 shares of preferred stock, in one or more classes or series and with rights and preferences as the board may determine, all without shareholder approval. Because the board has the power to establish the preferences and rights of each class or series of preferred stock, it may give preferences, powers and rights to any series or class of preferred stock that are senior to the common stock. The board has no present plans to issue any shares of preferred stock.

         Restrictions on Transfer - Ownership Limits. The articles of incorporation restrict the number of shares of common stock that individual shareholders may own. For us to qualify as a REIT under the Internal Revenue Code, as a general matter no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals. The common stock must also be beneficially owned by 100 or more persons. Because we expect to continue to qualify as a REIT, our articles contain restrictions on the acquisition of our common stock that are intended to insure compliance with these requirements.

         Except as specified in the articles, no holder other than Mr. Roberts may own or be deemed to own more than 6% of the issued and outstanding shares. Mr. Roberts cannot acquire more than 25% of the outstanding shares, nor can he acquire any shares if doing so would cause five beneficial owners of shares to beneficially own in the aggregate more than 50% in value of the outstanding shares.

         If any shareholder tries to transfer shares to a person and either the transfer would result in our failure to qualify as a REIT, or the shareholder knows that the transfer would cause the transferee to hold more than the applicable ownership limit, the transfer will be void, and the shareholder will be deemed not to have transferred the shares. In addition, if any person holds shares in excess of the applicable limit, he or she:

         - will be deemed to hold for us in trust the shares that caused the limit to be exceeded;

         -        will not receive dividends or distributions on those shares;

         -        will not be entitled to vote those shares; and

         -        will be required to sell those shares to us.

         Although those restrictions on transfer are intended only to insure compliance with the REIT requirements under the Internal Revenue Code, they may have the effect of discouraging a takeover of us.

         Supermajority Voting Requirements. The articles of incorporation provide that no transaction of a fundamental nature, including mergers in which we are not the survivor, share exchanges, consolidations, or sale of all or substantially all of our assets, may be effectuated without the affirmative vote of at least three-quarters of the votes entitled to vote generally on the matter. Similarly, the articles of incorporation may not be amended (except for a few limited matters) without the affirmative vote of at least three-quarters of the votes entitled to be voted generally in the election of directors. The bylaws may be amended by either the affirmative vote of three-quarters of all shares outstanding and entitled to vote generally in the election of the directors, or the affirmative vote of a majority of our directors then holding office, unless the shareholders prescribed that the bylaw may not be amended or repealed by the board.

         Georgia Anti-Takeover Statutes. The Georgia Business Corporation Code generally restricts a company from entering into business combinations with an interested shareholder or an affiliate of an interested shareholder for a period of five years after the date the shareholder became an interested shareholder, unless one of the conditions summarized below are met. An "interested shareholder" is any person or entity that is the beneficial owner of at least 10% of the company's voting stock. The conditions are:

         (1) before the shareholder became an interested shareholder, the company's board of directors approved either the business combination or transaction which resulted in the shareholder becoming an interested shareholder;

         (2) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%; or

         (3) after becoming an interested shareholder, the shareholder acquires 90% of the company's voting stock and the holders of a majority of the voting stock approve the business combination.

The Georgia Code states that the above restrictions will not apply unless the company's bylaws specifically provide that these restrictions are applicable to the company. We have not elected to be covered by this statute, but we could do so by action of the board of directors at any time.

         The Georgia Code also imposes fair price and other procedural requirements on some business combinations with any person who owns 10% or more of the common stock. These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, some Georgia corporations. The statute will apply to a company only if it elects to be covered by the restrictions imposed by these statutes. We have not elected to be covered by this statute, but we could do so by action of our board of directors at any time.

         Classified Board of Directors. Our board of directors is divided into three classes of directors serving staggered three-year terms. Our classified board may make it more difficult for shareholders to cause a change in control of the board or to remove incumbent management, because the term of office of only one-third of the directors expires in a given year. Further, directors elected by the holders of common stock may be removed only by the affirmative vote of shareholders holding at least 75% of all of the votes entitled to be cast for the election of directors.

VOTING RIGHTS

         Shareholders are entitled to elect our board of directors at each annual meeting, although the board is separated into three separate classes as noted above.

         The articles of incorporation provide that the affirmative vote of three-quarters of all of the votes entitled to be cast on the matter is necessary to approve and authorize the following acts:

         (a) amendment of the articles, except to amend the articles to terminate our status as a REIT upon approval of a majority of all of the votes entitled to be cast on the matter, to change our name, to increase the number of authorized shares of common stock or preferred stock or both, or to amend the articles by the filing of articles of amendment designating the terms of one or more series of the preferred stock, which the board may do without a shareholder vote;

         (b) consolidation of Roberts Realty with one or more companies to form a new consolidated company;

         (c) our merger into another company, with Roberts Realty not being the survivor;

         (d)      a share exchange in which our shares will be acquired;

         (e) sale, lease, exchange or other transfer of all, or substantially all, of our property and assets, including our goodwill and franchises; or

         (f) our voluntary or involuntary liquidation, dissolution or winding-up.

TRANSFER AGENT

         Our transfer agent is First Union National Bank of North Carolina.

                       THE OPERATING PARTNERSHIP AGREEMENT

         General. Roberts Realty and the operating partnership are organized in an "UPREIT" structure, with Roberts Realty owning a 63.0% interest in the operating partnership as its sole general partner. This section explains some material features of the agreement of limited partnership, as amended, of the operating partnership, which we refer to as the operating partnership agreement. See "Comparison of Ownership of Units and Shares" for additional information regarding the operating partnership and the units.

         Distributions and Allocations. The operating partnership makes distributions to all unitholders in proportion to the respective numbers of units held by them. The operating partnership makes these distributions only as and when determined by Roberts Realty as general partner of the operating partnership. Roberts Realty causes the operating partnership to make periodic distributions to itself and to the other unitholders in the operating partnership, in part because Roberts Realty must obtain funds to make the distributions it has to make to qualify as a REIT. The operating partnership generally allocates its items of income, gain, loss, deduction and credit among all unitholders in proportion to the respective numbers of units held by them.

         As noted below, the operating partnership has issued interests in itself which are not units, and it may issue additional such interests. Distributions and allocations to unitholders will be adjusted to reflect distributions and allocations to the holders of such other interests.

         Contributions. The operating partnership agreement does not require contributions from the operating partnership's partners. However, under some circumstances the operating partnership may be required to make payments to tax authorities as, in effect, advance payments of tax for partners. In that event the affected partners will be required to reimburse the operating partnership for those payments, unless, as we believe will typically be the case, the operating partnership withholds those amounts from distributions which would otherwise be made to the affected partners.

         Management. The operating partnership was organized as a Georgia limited partnership and is governed by the operating partnership agreement. Roberts Realty, as sole general partner of the operating partnership, has the exclusive power and authority to conduct the business of the operating partnership. Accordingly, the limited partners may not, by virtue of being holders of units, take part in the operation, management or control of the business of the operating partnership and, except as described below, they have no right to approve or veto actions taken by the general partner. In particular, Roberts Realty, as general partner of the operating partnership, is authorized to cause the operating partnership to refinance and/or to sell or otherwise dispose of any or all of the operating partnership's assets without obtaining the consent or approval of any limited partner. The limited partners may not remove Roberts Realty as general partner of the operating partnership. Roberts Realty does not and will not receive any compensation for its services as general partner of the operating partnership.

         In its capacity as general partner of the operating partnership, Roberts Realty is required to act as a fiduciary for the limited partners. At the same time, Roberts Realty owes fiduciary duties to its shareholders. In some circumstances, Roberts Realty's duties to its shareholders will conflict with its duties to the limited partners. For example, Roberts Realty intends to continue to qualify as a REIT, and its tax objectives may on occasion differ from the tax objectives of limited partners in the operating partnership. In general, potential conflicts are expected to be resolved in favor of Roberts Realty's shareholders, and the operating partnership agreement includes provisions authorizing that resolution.

         Although Roberts Realty must, as general partner of the operating partnership, act in good faith in the best interest of the operating partnership, Roberts Realty is not required to consider the limited partners' separate interests, including those related to tax issues, in assessing whether any of its actions meet that standard. The operating partnership agreement also provides that any action will be considered to meet those standards if it is taken by Roberts Realty in the good faith belief that it is necessary to protect the ability of Roberts Realty to continue to qualify as a REIT or to avoid the taxes that may be assessed on REITs in some circumstances.

         Issuance of Additional Interests in the Operating Partnership. Roberts Realty is authorized to cause the operating partnership from time to time to issue additional units or other interests in the operating partnership, including interests with economic and control rights different from and preferential to corresponding rights associated with units. However, the operating partnership cannot issue additional units or other interests in the operating partnership to Roberts Realty unless either (a) the additional units or other interests are issued to all partners in proportion to their respective ownership percentages (i.e., at least initially, the respective percentages which the number of units held by each partner bears to the total of all outstanding units), or (b) the additional units or other interests are issued at the same time as an issuance by Roberts Realty of shares of its own stock with economic interests that are substantially similar to the rights of the additional interests in the operating partnership, and the net proceeds of the issuance of the shares are contributed to the operating partnership. As explained below, the operating partnership has issued a partnership profits interest to Roberts Properties, Inc., which is owned by Mr. Roberts. No additional issuance of interests in the operating partnership other than units is presently contemplated.

         Partnership Profits Interest. Between 1994 and 1996, the operating partnership acquired nine limited partnerships of which Mr. Roberts was the sole general partner. As a part of each acquisition, the operating partnership assumed an existing financial obligation to an affiliate of Mr. Roberts. That financial obligation has been formalized as a profits interest in the operating partnership, which we refer to as the "section 4A.3 interest" because its rights are described in section 4A.3 of the operating partnership agreement.

         As the holder of the section 4A.3 interest, Roberts Properties may receive distributions in certain circumstances. Upon a sale of any of the acquired properties, Roberts Properties will receive a distribution of a specified percentage of the gross sales proceeds, or, in the case of the Crestmark Phase II land, a specified amount. Upon a change in control of Roberts Realty, or the operating partnership, Roberts Properties will receive a distribution of the applicable percentages of the fair market values of all of the properties and the specified amount with respect to the Crestmark Phase II land. The amount to be distributed to Roberts Properties with respect to each affected property will, however, be limited to the amount by which the gross proceeds from the sale of that property, or, in connection with a change in control, its fair market value, exceeds the sum of:

         - the debt assumed, or taken subject to, by the operating partnership in connection with its acquisition of the property;

         - the equity issued by the operating partnership in acquiring the property; and

         - all subsequent capital improvements to the property made by the operating partnership.

         The percentages which apply to the sales prices, or fair market values, of the affected properties are shown in the following table:

              Bentley Place                                      3%
              River Oaks                                         5%
              Rosewood Plantation                                5%
              Preston Oaks Phase I                               5%
              Highland Park                                      5%
              Ivey Brook                                         5%
              Crestmark Phase I                                  5%
              Plantation Trace Phase I                           6%

In the case of the Crestmark Phase II land, the specified amount is $86,775.

         For each year in which a distribution is made to the holder of the section 4A.3 interest, it will be allocated capital gain of the operating partnership equal to the amount of the distribution, and additional gross income of the operating partnership if the operating partnership's capital gain for the year is less than the amount of the distribution. If the operating partnership's gross income, including capital gain, for the year is less than the amount of the distribution, capital gain, and if necessary other gross income, for future years will be allocated to the holder of the section 4A.3 interest.

         If Roberts Realty exercises its option to acquire all of the outstanding units for shares, it must simultaneously purchase the section 4A.3 interest for cash in the amount the holder of that interest would receive if a change in control occurred at that time.

         Except for units and the partnership profits interest related to the original nine limited partnerships acquired between 1994 and 1996, no partnership interests have been, or are presently expected to be, issued or assumed by the operating partnership.

         Roberts Realty's Right to Convert Interests in the Operating Partnership. The operating partnership agreement provides that Roberts Realty is entitled, at any time and from time to time, to convert portions of its interest in the operating partnership from general partner interests to limited partner interests, if, immediately thereafter, Roberts Realty continues to hold, as general partner, either (a) interests in the operating partnership having aggregate value at least equal to 25% of the aggregate value of all outstanding interests in the operating partnership, or (b) at least 25% of all outstanding units and of all other classes and series of interests in the operating partnership.

         Transferability of Interests in the Operating Partnership. The operating partnership agreement provides that Roberts Realty may not transfer any of its general partner interests in the operating partnership without the consent of both (a) a majority in interest of the limited partners including Roberts Realty, to the extent of its limited partner interest in the operating partnership, and (b) a majority in interest of all limited partners other than Roberts Realty and its affiliates. The operating partnership agreement also provides that no limited partner will be entitled, without Roberts Realty's consent, to assign or otherwise transfer all or any portion of his or her units, or to substitute an assignee for himself or herself as partner in the operating partnership. If an assignment of an interest in the operating partnership, but not full substitution, is permitted, the assignee will be entitled to receive only the distributions from the operating partnership which would otherwise be made to the assignor.

         Inability of Roberts Realty to Engage in Other Businesses; Reimbursement of All Expenses. While the operating partnership is in existence, Roberts Realty may not conduct any business other than the business of the operating partnership, and may not own assets other than its interests in the operating partnership and bank accounts and similar assets necessary for it to fulfill its responsibilities. As a corollary to this restriction, the operating partnership pays all expenses incurred by Roberts Realty, including, but not limited to, expenses relating to the ongoing administration and operation of Roberts Realty and the operating partnership, and any offering of additional units or shares or other interests in the operating partnership and/or Roberts Realty. Other persons - including officers, directors, employees, agents and other affiliates of Roberts Realty - are not prohibited under the operating partnership agreement from engaging in other business activities and are not required to present any business opportunities to the operating partnership.

         Borrowing by the Operating Partnership. The operating partnership agreement authorizes Roberts Realty to cause the operating partnership to borrow money and to issue and guarantee debt as Roberts Realty deems necessary for the operating partnership to conduct its activities. Debt may be secured by mortgages, deeds of trust, liens or encumbrances on the real estate assets of the operating partnership or of organizations in which the operating partnership has direct or indirect interests. Roberts Realty also may cause the operating partnership to borrow money to enable the operating partnership to make distributions in an amount sufficient to permit Roberts Realty to qualify as a REIT and to avoid the payment of federal income tax.

         No Withdrawal by Limited Partners. No limited partner has the right to withdraw from the operating partnership or reduce his or her investment or interest in the operating partnership except as a result of the redemption of his or her units, as described above under "Description of Units and Redemption of Units."

         Dissolution, Winding Up and Termination. The operating partnership will continue until December 31, 2093, unless sooner dissolved and terminated. The operating partnership will be dissolved before the expiration of its term upon the occurrence of the earliest of:

         (a) any event following which all or substantially all of the assets of the operating partnership consist of cash and other assets which are readily marketable in an established active market;

         (b) any event or circumstances producing dissolution by operation of law;

         (c) the decision by Roberts Realty, with the concurrence of a majority in interest of the limited partners, including Roberts Realty, to the extent of its limited partner interest in the operating partnership, that it would be in the best interest of the operating partnership to dissolve; or

         (d) the liquidation or bankruptcy of Roberts Realty, or of its retirement or resignation which would itself constitute a breach of the operating partnership agreement, or of any other event of withdrawal as respects Roberts Realty (which we refer to below in any case as a "disqualification"), other than a permitted transfer by Roberts Realty of its interest as general partner in the operating partnership, unless, within 90 days following the disqualification, (A) at least (x) a majority in interest of the partners other than Roberts Realty and its affiliates, and (y) a majority in interest of all partners, agree in writing to continue the operating partnership and (B) at least a majority in interest of the partners other than Roberts Realty and its affiliates, and one or more new general partners, all acting in good faith, agree on the appointment of the new general partner(s) and the terms on which the operating partnership is to be continued.

In the event of "disqualification" of Roberts Realty, it will retain its units and become a limited partner in the operating partnership.

 Following dissolution, in the absence of reconstitution, the operating partnership's "liquidating partners" will proceed with the orderly liquidation of the operating partnership's assets and liabilities and, eventually, termination of the operating partnership. The "liquidating partners" will be the general partners - in particular, Roberts Realty acting alone, if it is then, as now, the only general partner of the operating partnership - or, if there are then no general partners, the operating partnership's limited partners, acting by concurrence of a majority in interest, including, if applicable, Roberts Realty to the extent of its interest as a limited partner in the operating partnership.

         Amendments. Generally, the operating partnership agreement can be amended only with the consent of Roberts Realty and a majority in interest of the limited partners including Roberts Realty to the extent of its limited partner interest in the operating partnership. Any amendment which would increase the obligation of a partner to contribute to the operating partnership or the responsibility of a limited partner, in its capacity as a limited partner, for liabilities of the operating partnership will also require the written approval of all partners so affected. No requirement in the operating partnership agreement for the concurrence of any partner or partners or particularly-sized group of partners can be altered except with the written concurrence of the affected partner, partners, or particularly-sized group.

         Although approval of limited partners is generally required to amend the operating partnership agreement, Roberts Realty can unilaterally amend the operating partnership agreement to facilitate or implement any of the following:

         - to add to Roberts Realty's obligations or surrender any right or power granted to Roberts Realty or any of its affiliates for the benefit of the limited partners, without producing a material adverse impact on the limited partners;

         - to state the designations, rights, powers, duties, and preferences of the holders of additional interests in the operating partnership, other than units;

         - to reflect a change that is of an inconsequential nature, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with law or with other provisions, or to make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with law or with the provisions of the operating partnership agreement, in any case without producing a material adverse impact on the limited partners; or

         - to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law, without producing a material adverse impact on the limited partners.

                   COMPARISON OF OWNERSHIP OF UNITS AND SHARES

INTRODUCTION

         The information below highlights a number of the significant differences between the operating partnership and Roberts Realty relating to, among other things, form of organization, investment objectives, policies and restrictions, management structure, and investor rights. This section also compares some of the legal rights associated with the ownership of units and shares. These comparisons are intended to assist unitholders in understanding how their investments will be changed if they elect to demand redemption of their units and receive shares in exchange. This discussion is summary in nature and does not constitute a complete discussion of these matters, and unitholders should carefully review the balance of this prospectus for additional important information about Roberts Realty.

FORM OF ORGANIZATION

         The Operating Partnership. The operating partnership is a limited partnership organized under Georgia law for the purpose of holding a real estate portfolio consisting primarily of multifamily apartment communities. The termination date of the operating partnership is December 31, 2093. The operating partnership is taxed as a partnership for federal income tax purposes.

         Roberts Realty. Roberts Realty is a Georgia corporation formed for the purpose of investing, through the operating partnership, in a real estate portfolio consisting primarily of multifamily apartment communities. As a corporation, Roberts Realty may remain in existence in perpetuity. Roberts Realty qualifies and intends to continue to qualify as a REIT for federal income tax purposes.

         Summary. The operating partnership is a Georgia limited partnership, while Roberts Realty is a Georgia corporation. Both of Roberts Realty and the operating partnership are recognized as appropriate vehicles for holding real estate investments and afford passive investors benefits, including limited liability, a professionally managed portfolio and the avoidance of double-level taxation on distributed income. Roberts Realty controls the operating partnership as its general partner. In this capacity Roberts Realty is sometimes referred to in this section as the "General Partner." Roberts Realty is governed by its board of directors. Therefore, Roberts Realty's board of directors manages the affairs of the operating partnership by directing the affairs of Roberts Realty.

LENGTH OF INVESTMENT

         The Operating Partnership. The operating partnership is the vehicle through which Roberts Realty owns its real estate properties. The termination date of the operating partnership is December 31, 2093, and the operating partnership will dispose of its properties only as Roberts Realty deems appropriate in carrying out its operations as a REIT. Unitholders should note, however, that Roberts Realty has the right to purchase units for shares.

         Roberts Realty. Roberts Realty intends to continue its operations for an indefinite time and has no specific plans for disposition of its assets. Roberts Realty intends to distribute at least 95% of its taxable income for REIT purposes, but it expects to retain net sale, financing, or refinancing proceeds for new investments, capital expenditures, working capital reserves or other appropriate purposes.

         Summary. Roberts Realty does not expect to dispose of its properties within any prescribed periods and, in any event, plans to retain the net sale proceeds for future investments. Roberts Realty may sell individual properties from time to time. Shareholders are expected to achieve liquidity for their investments by trading the shares on the AMEX, not through the liquidation of the assets of Roberts Realty or the operating partnership.

MANAGEMENT CONTROL AND RESPONSIBILITY

         The Operating Partnership and Roberts Realty. The board of directors has exclusive control over the business and affairs of Roberts Realty, and, through it, the operating partnership, subject only to the restrictions in the articles of incorporation, the bylaws, and the partnership agreement, as applicable. The partnership agreement, for example, authorizes the operating partnership to sell any or all of its assets without obtaining consent from any of its limited partners. Shareholders - but not unitholders unless and until they redeem their units for shares or Roberts Realty purchases their units for shares - have the right to elect members of the board of directors at each annual meeting of the shareholders. The directors are accountable to Roberts Realty as fiduciaries and are required to exercise good faith and integrity in conducting Roberts Realty's affairs.

         Summary. Because one third of Roberts Realty's directors are elected each year by the shareholders at Roberts Realty's annual meeting, shareholders have greater control over management of Roberts Realty than unitholders. As the general partner, Roberts Realty does not need to seek reelection annually or at any other time, and the partnership agreement does not provide the right to remove Roberts Realty as the general partner.

MANAGEMENT LIABILITY


         The Operating Partnership. The partnership agreement provides that the general partner will not be liable to the operating partnership or to any other partner for any actions taken in good faith and reasonably believed to be in the best interest of the operating partnership, or for errors of judgment, but will only be liable for willful misconduct or gross negligence.

         Further, the partnership agreement provides that each partner in the operating partnership and the operating partnership itself releases each shareholder, director, officer, trustee, limited partner and other affiliates of Roberts Realty from all duties of care and loyalty owed, as a result of the existence of the operating partnership, by each shareholder, director, officer, trustee, limited partner and other affiliates of Roberts Realty to the partner or the operating partnership. This release may be unenforceable as against public policy.

         Roberts Realty. Roberts Realty's articles of incorporation eliminate the personal liability of a director to Roberts Realty or its shareholders for monetary damage for breaches of the director's duty of care or other duties as a director. The articles do not provide for the elimination of or any limitation on the personal liability of a director for

         (a) any appropriation, in violation of the director's duties, of any business opportunity of Roberts Realty,

         (b) acts or omissions which involve intentional misconduct or a knowing violation of law,

         (c)      unlawful corporate distributions, or

         (d) any transactions from which the director derived an improper personal benefit.

The articles further provide that if the Georgia Business Corporation Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Roberts Realty's directors shall be eliminated or limited to the fullest extent permitted by the Georgia Code. These provisions of the articles of incorporation limit the remedies available to a shareholder in the event of breaches of any director's duties to the shareholder or Roberts Realty.

MANAGEMENT INDEMNIFICATION

         The Operating Partnership. Under the partnership agreement, the operating partnership is required to indemnify any person or entity made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the operating partnership or Roberts Realty, or by reason of the person's liability for any indebtedness of the operating partnership. In addition, Roberts

Realty, as the general partner of the operating partnership, may designate other persons from time to time whether before or after the event giving rise to potential liability, in its sole and absolute discretion, to be indemnified under the provisions of the partnership agreement. The operating partnership is required to indemnify any person of that type from and against any and all losses, including attorneys' fees and other legal fees and expenses, relating to the operations of the operating partnership or Roberts Realty in which the person may be or is threatened to be involved unless it is established that:

         (a) the act or omission of that person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

         (b) the person actually received an improper personal benefit in money, property or services; or

         (c) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

The operating partnership is required to pay or reimburse reasonable expenses incurred by the person upon receiving:

         (a) a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met; and

         (b) a written undertaking by or on behalf of the person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

The operating partnership may, but is not obligated to, purchase and maintain insurance for any of these purposes.

         Roberts Realty. Roberts Realty's officers and directors are and will be indemnified against some liabilities under Georgia law, the bylaws, and the partnership agreement, as described above.

         Furthermore, under Roberts Realty's bylaws, Roberts Realty is required to indemnify to the fullest extent permitted by the Georgia Code, any individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to the best interests of Roberts Realty and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Roberts Realty is required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

         (a) the person furnishes Roberts Realty a written affirmation of his good faith belief that he has met the standard of conduct described above; and

         (b) the person furnishes Roberts Realty a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

The written undertaking required by clause (b) above must be an unlimited general obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment. A corporation may not indemnify a director under this provision of the Georgia Code in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

         The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in Roberts Realty's bylaws are not exclusive of any other right which any person may have under any statute, provision of Roberts Realty's articles of incorporation or bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roberts Realty and/or the operating partnership under the provisions described above, Roberts Realty has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ANTI-TAKEOVER PROVISIONS

         The Operating Partnership. The unitholders are expressly denied the right to expel or remove Roberts Realty as the general partner of the operating partnership, with or without cause. Under Georgia law limited partners have only the voting rights as are granted in the partnership agreement, and the law does not require that the limited partners be given any particular voting right, including the right to vote to remove a general partner.

         Roberts Realty. The articles of incorporation and bylaws of Roberts Realty, as well as some consulting arrangements with Roberts Properties, contain a number of provisions that might have the effect of entrenching current management and delaying or discouraging a hostile takeover of Roberts Realty. These provisions include, among others, the provisions summarized under "Description of Common Stock - Anti-Takeover Provisions" under the headings "Issuance of Preferred Stock," "Restrictions on Transfer - Ownership Limits," "Supermajority Voting Requirements," "Georgia Anti-Takeover Statutes," and "Classified Board of Directors."

VOTING RIGHTS

         The Operating Partnership. Roberts Realty may not transfer its general partnership interest in the operating partnership without the consent of both
(a) a majority in interest of the limited partners in the operating partnership, including Roberts Realty, to the extent of its limited partnership interest in the operating partnership, and (b) a majority in interest of all limited partners in the operating partnership other than Roberts Realty and its affiliates. Roberts Realty, as general partner, may, however, convert a portion or portions of its general partnership interest in the operating partnership to limited partnership interests in the operating partnership, within limits specified in the partnership agreement. Also, a majority in interest of the limited partners in the operating partnership, other than Roberts Realty and its affiliates, and a majority in interest of all partners in the operating partnership, including Roberts Realty and its affiliates, may reconstitute the operating partnership within 90 days after a dissolution arising out of a liquidation or bankruptcy of Roberts Realty as general partner, or of its retirement or resignation in breach of the partnership agreement, or of any other event of withdrawal by Roberts Realty as general partner. If Roberts Realty as the general partner decides that it would be in the best interest of the operating partnership to dissolve, the dissolution may be effectuated only with the concurrence of a majority in interest of the limited partners of the operating partnership, including Roberts Realty to the extent of its limited partnership interest in the operating partnership.

         Except for some technical amendments that may be made by Roberts Realty as general partner without the consent or approval of the limited partners of the operating partnership, amendments to the partnership agreement may be made only with the approval of Roberts Realty as general partner and a majority in interest of the limited partners, including Roberts Realty to the extent of its limited partnership interest in the operating partnership, but any amendment to the partnership agreement that increases the obligation of any partner to contribute to the operating partnership or the responsibility of any limited partner as a limited partner for liabilities of the operating partnership shall also require the written approval of all partners so affected.

         Roberts Realty. Roberts Realty's articles of incorporation and bylaws contain a number of provisions regarding shareholder voting rights. See "Description of Common Stock - Voting Rights" for a summary of those provisions.

         Summary. Shareholders have much broader voting rights than unitholders. Unitholders have no right to vote as shareholders of Roberts Realty until they exercise their right to redeem units and receive shares, or their units are purchased by Roberts Realty for shares.

LIMITED LIABILITY OF INVESTORS

         Unitholders. Under the partnership agreement and applicable state law, the limited partners in the operating partnership are not liable for its debts and obligations. All outstanding units are fully paid and nonassessable.

         Shareholders. Under Georgia law, shareholders are not liable for Roberts Realty's debts or obligations. All outstanding shares of common stock are, and the shares when issued will be, fully paid and nonassessable.

         Summary. The limitation on personal liability of shareholders and unitholders is substantially the same.

REVIEW OF INVESTOR LISTS

         Unitholders. Under the partnership agreement and under applicable provisions of Georgia law, the operating partnership is required to maintain a current list of the full name and last known business address of each partner, separately identifying in alphabetical order the general partner and the limited partners. Within reasonable procedural standards that Roberts Realty may establish as general partner, each partner in the operating partnership is allowed access to the records on reasonable request for any purpose reasonably related to the partner's interest as a partner in the operating partnership, at any time during ordinary business hours. The partner may copy the partnership records at his own expense.

         Shareholders. Under Georgia law a shareholder of a corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, the record of shareholders, among other corporate records, if the shareholder gives the corporation written notice of his demand at least five business days before the date on which he wishes to inspect and copy and, in addition, only if:

         - his demand is made in good faith and for a proper purpose that is reasonably relevant to his legitimate interest as a shareholder;

         - he describes with reasonable particularity his purpose and the records he desires to inspect;

         -        the records are directly connected with his purpose; and

         -        the records are to be used only for the stated purpose.

NATURE OF INVESTMENT

         Units. The units in the operating partnership constitute equity interests entitling each unitholder to his or her pro rata share of cash distributions made to the unitholders. Under the partnership agreement, distributions are required from the operating partnership only as and when determined by its general partner, Roberts Realty. Because Roberts Realty must satisfy distribution requirements to qualify as a REIT, it causes the operating partnership to make periodic distributions to its unitholders, including itself, to obtain funds to satisfy those distribution requirements.

         Shares. The shares constitute equity interests in Roberts Realty. Each shareholder is entitled to his pro rata share of the distributions paid with respect to the common stock. The distributions payable to the shareholders are not fixed in amount and are only paid when declared by the board of directors. Roberts Realty expects to continue to pay quarterly distributions. To qualify as a REIT, Roberts Realty must distribute annually at least 95% of its taxable income.

LIQUIDITY

         Units. Units may not be transferred, nor may any transferee become a substitute limited partner unless, among other things, the proposed transfer and/or substitution is approved by the general partner, who may grant or withhold its consent in its absolute discretion. Roberts Realty does not intend for the units to be actively traded, and no secondary market for the units exists or is expected to develop. Unitholders may require Roberts Realty to deliver shares in exchange for units.

         Shares. The shares are listed on the AMEX. Relatively few shares are traded on any given day, however, and we cannot assure you that the trading market will be sustained or that you can resell the shares at any given price. With these caveats, shareholders can presently liquidate their investment by selling them into the public market.

                        FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

         The following is a general summary of the material federal income tax considerations associated with exchanges of units for shares and, more generally, investments in our shares. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to a particular investor in light of his or her personal circumstances. For example, this summary does not deal with particular types of taxpayers that receive special treatment under the Internal Revenue Code, such as tax-exempt organizations, foreign persons, insurance companies, financial institutions and broker-dealers, nor, because of our policy of satisfying redemption notices with shares, does it address tax consequences of satisfaction of redemption notices with cash. The Internal Revenue Code provisions governing the federal income tax treatment of REITs and partnerships are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated under them, and administrative and judicial interpretations of them. The following discussion is based on current law.

         Holt Ney Zatcoff & Wasserman, LLP, which we refer to in this section as Holt Ney, has acted as our tax counsel for this offering. Holt Ney reviewed the following discussion and has made the following assumptions:

         - current statutory, regulatory, administrative and judicial law is applied;

         - the anti-abuse regulation discussed below is not applicable to us and the operating partnership;

         - our activities and those of the operating partnership have been, are and will be as described in this prospectus; and

         - the operating partnership has not filed and will not file an election to be classified as an association for federal income tax purposes.

Based on these assumptions, Holt Ney is of the opinion that:

         (a) the following discussion fairly summarizes the federal income tax considerations that are likely to be material to a unitholder who exchanges units for shares;

         (b) Roberts Realty was organized and has operated in conformity with the requirements for qualification and taxation as a REIT within the meaning of the Internal Revenue Code, and our current organization and method of operation should enable Roberts Realty to continue to satisfy the requirements for qualification and taxation as a REIT; and

         (c) the operating partnership has properly been and will properly be classified as a partnership for federal income tax purposes.

         Federal income tax law is essentially dynamic, changing continuously and sometimes rapidly as a result of new legislation, new regulations, and new administrative and judicial pronouncements. All tax matters affecting us, the operating partnership, and/or the shareholders are and will be subject to change. Because an investment in us or the operating partnership will likely be a long-term investment, and because federal income tax considerations are of particular importance in the case of investments in REITs and partnerships, unitholders should consider carefully their exposure to the inherently unpredictable character of tax law development before ultimately deciding to exchange units for shares.

         WE URGE EACH UNITHOLDER TO CONSULT HIS OR HER OWN TAX ADVISORS REGARDING THE EXCHANGE OF UNITS FOR SHARES AND THE HOLDING AND SALE OF UNITS AND SHARES.

TAX CONSEQUENCES OF EXCHANGE OF UNITS FOR SHARES

         The following discussion summarizes some federal income tax considerations that may be relevant to a limited partner who exchanges his or her units for shares.

         In General. An exchange of a limited partner's units for shares will be treated as a sale of units by the limited partner to Roberts Realty. The sale will be fully taxable to the limited partner. He or she will realize for tax purposes an amount equal to the sum of the value of the shares received in exchange for the units, plus the amount of any partnership liabilities allocable to the exchanged units at the time of the exchange. He or she will owe tax on the excess of the amount realized over his or her basis in the exchanged units.

         Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. However, the excess of (A) the amount realized upon the sale of a unit that is attributable to a limited partner's share of the operating partnership's "inventory" and "unrealized receivables" (as defined in Section 751 of the Code) over (B) the basis attributable to those assets will be ordinary income. Unrealized receivables include amounts that would be recaptured as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the transfer of a unit.

         In the case of units held for more than one year, gain recognized on their sale or other disposition will constitute long-term capital gain. Although long-term capital gains are generally taxed at rates which are lower than those applicable to ordinary income, all or a portion of the gain recognized on a sale or other disposition of units will be taxed at 25% rather than the normal rate applicable to long-term capital gains.

         Basis of Units. In general, a unitholder's initial basis in his or her units received in connection with a merger of a predecessor of the operating partnership into the operating partnership was his or her basis in his or her interest in the predecessor partnership at the time of the merger. The unitholder's initial basis generally is increased by (1) his or her share of the operating partnership's income and (2) increases in his or her share of the operating partnership's liabilities (including any increase in his or her share of liabilities occurring in the transactions resulting in the issuance of the units).

         Generally, a unitholder's basis in his or her units is decreased, but not below zero, by:

         -        his or her share of the operating partnership's distributions;

         - decreases in his or her share of the operating partnership's liabilities, including any decrease in his or her share of liabilities occurring in the transactions resulting in the issuance of the units;

         -        his or her share of the operating partnership's losses; and

         - his or her share of the operating partnership's nondeductible expenditures that are not chargeable to capital.

UPREIT STRUCTURE

         In considering the federal income taxation of Roberts Realty and our shareholders, please note at the outset that:

         (a)      we intend to continue to qualify as a REIT for tax purposes;
                  and

         (b) we intend to conduct all of our business activities through the operating partnership.

Qualification as a REIT involves satisfaction of a variety of conditions, and special rules apply to any would-be REIT which owns an interest in a partnership. The observations in this section relate to the special rules applicable to organizations which own partnership interests. In general, unless the context dictates otherwise, the observations under other sections relate to the general rules applicable to REIT qualification and to REITs and their shareholders, and references in those sections to our assets and/or income are intended to be read, in appropriate circumstances, as references to our share of the operating partnership's assets and/or income.

         Tax Status of the Operating Partnership - In General. If the operating partnership were to be classified for federal income tax purposes as an association taxable as a corporation, rather than as a partnership, the operating partnership's income would be taxed, thereby reducing amounts distributable to its partners, including us, and we would fail to satisfy a number of conditions required for qualification as a REIT. We and Holt Ney believe that the operating partnership has been, and we and Holt Ney anticipate that it will continue to be, properly classified as a partnership for federal income tax purposes, based upon the Internal Revenue Code and regulations as currently in effect, and assuming that the anti-abuse regulation discussed below is not applicable to us and the operating partnership.

         Tax Status of the Operating Partnership - "Publicly-Traded" Partnerships. Under section 7704 of the Internal Revenue Code, some organizations which would otherwise be classified as partnerships for federal income tax purposes will nevertheless be classified as corporations if interests in them are publicly-traded. Although no public market has developed for interests in the operating partnership, under applicable tax regulations the operating partnership probably will be considered "publicly traded" for purposes of section 7704. That result is not fatal to the operating partnership's partnership tax classification, however, because section 7704 does not reclassify a "publicly-traded" partnership as a corporation if at least 90% of its annual gross income is "qualified." As described below under "Requirements for Qualification - Income Tests," for us to qualify for REIT status at least 95% of our gross income (other than gross income from prohibited transactions) must be of specific types, all of which are "qualified" for purposes of section 7704; moreover, even if we have gross income from prohibited transactions it is likely that all or most of that gross income would itself be "qualified" under section 7704. Consequently, if the operating partnership is operated as though it were itself seeking to qualify as a REIT, it should escape corporate tax classification under section 7704 even if it were held to be "publicly-traded" for purposes of that section.

         Tax Status of the Operating Partnership - "Anti-Abuse" Regulation. In late 1994, the IRS published a regulation which purports to give itself an additional weapon to combat what it perceives as tax abuses involving partnerships. More particularly, the regulation provides that if a partnership is formed or availed of to reduce or defer tax liabilities in a manner inconsistent with the intent of subchapter K of chapter 1 of the Internal Revenue Code, which contains the general tax rules applicable to partnerships, the IRS may take whatever action it deems appropriate, including, but not limited to, disregarding the partnership.

         An UPREIT structure like ours arguably invites application of this regulation because an UPREIT typically defers, and in some cases reduces, tax liabilities. Of course, this is almost inevitable when taxpayers decide to conduct activities collectively through a partnership rather than a corporation, and the regulation is not designed to force taxpayers to select the corporate form. In the case of an UPREIT, however, the possible application of the regulation is more inviting because units of partnership interest in the UPREIT's operating partnership are typically exchangeable, at least at some times, for shares in the REIT.

         The "anti-abuse" regulation contains an example expressly precluding its application to an UPREIT structure in some circumstances, including where some partners in the operating partnership have rights to exchange their interests in the operating partnership for cash or shares of the REIT at a future time. The regulatory example appears to base its favorable conclusion on the assessment that the REIT and the operating partnership exist independently, and that, despite the rights of some partners to exchange their interests for shares of the REIT, the operating partnership is not a transitory stage in an ultimate direct investment in the REIT.

         The UPREIT arrangements considered in the example, however, differ in potentially material respects from the arrangements applicable to us and the operating partnership. First, our operating partnership's partnership agreement effectively precludes us from making real estate investments or conducting activities other than through the operating partnership. Second, not just some but all of our operating partnership's unitholders have rights to exchange units for cash or shares. Third, we have the right, under some circumstances, to purchase all outstanding equity interests in the operating partnership and thereby effectively terminate the operating partnership's existence. Consequently, insofar as the regulatory example's favorable conclusion is founded on the degree of likelihood that the applicable operating partnership will continue indefinitely, the situation with respect to us and our operating partnership does not present as strong a case for non-applicability of the regulation.

         However, it is by no means clear that the operating partnership will be terminated in the near future, or at any particular time. There are significant conditions on the rights of the operating partnership's limited partners to require redemption of their units, and on our ability to exercise our right to purchase all outstanding units and other equity interests. Moreover, our purchase right to exchange shares for units was included in the operating partnership's partnership agreement simply to afford us an ability, under some circumstances, to eliminate the operating partnership should its administration become unduly burdensome. In fact, we currently have no plan to exercise that option at any particular time, or at all for that matter. The simple fact is that the operating partnership has existed for nearly five years, and there is no reason to believe that it will not continue for the entire life of Roberts Realty.

         Consequently, although the UPREIT example in the anti-abuse regulation does not by its terms apply to us and our operating partnership, its apparent rationale affords us and our operating partnership a well-reasoned argument that the regulation should not be applied to us and/or our operating partnership. We cannot, however, assure you that the IRS will not try to apply the regulation to us and/or our operating partnership, or that the courts would refuse to uphold an attempt by the IRS.

         The anti-abuse regulation, if applicable, permits the IRS wide latitude in recharacterizing the subject organizations and/or transactions. Therefore, the consequences of its application to us and/or our operating partnership cannot be predicted with certainty. The IRS might choose to disregard the operating partnership entirely, and consider the assets and operations of, and the investors in, the operating partnership as direct assets and operations of, and direct investors in, Roberts Realty. In that event we could fail to satisfy some of the requirements for qualification as a REIT. See "Requirements for Qualification - Organizational Requirements - In General" and "- Organizational Requirements - Anti-Abuse Regulation," below. On the other hand, although the "anti-abuse" regulation permits the IRS to act with considerable discretion, that discretion is not unlimited. In particular, the IRS is authorized under the regulation to take action "to achieve results that are consistent with the intent of Subchapter K." Insofar as qualification as a REIT is generally consistent with - indeed fundamentally independent of - subchapter K, application of the anti-abuse regulation to cause an otherwise-qualifying organization to fail to qualify as a REIT seems unlikely, particularly in view of the generally favorable attitude of the regulation towards the UPREIT structure.

         The remarks that follow generally assume, as we anticipate, that the operating partnership is and will remain properly classified, for federal income tax purposes, as a separate organization from us, and as a partnership rather than a corporation.

         Tax Allocations. All or substantially all of our income and expenses are anticipated to arise indirectly out of the operating partnership's activities. For federal income tax purposes, we will be required to account for our distributive share of the operating partnership's tax items, which in general will consist of a fraction of each item allocated to all unitholders collectively. The fraction would be the result of dividing the number of units we hold by the total number of outstanding units, except as provided in the following paragraphs.

         When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Under section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to the contributed property must be allocated so that the contributing partner (rather than the other partners) bears the tax burden associated with the unrealized gain, or reaps the tax benefits associated with the unrealized loss, inherent in the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

         The operating partnership currently owns properties with value in excess of tax basis. Consequently, the operating partnership's partnership agreement requires tax allocations to be made in a manner consistent with section 704(c).

         Regulations under section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The available methods include the "traditional method," which was available under prior law, and alternative methods. We have caused the operating partnership to elect the "traditional method," which is generally the least favorable method from our perspective and the most favorable method for the contributors. Under that method, the operating partnership's carryover basis in its contributed properties could cause us:

         (a) to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if each property had a tax basis equal to its fair market value at the time of contribution, and

         (b) to be allocated taxable gain in the event of a sale of a contributed property in excess of the economic or book income allocated to us as a result of the sale,

with a corresponding benefit to other partners in the operating partnership. These allocations could, in some circumstances, cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements described below under "Requirements for Qualification Annual Distribution Requirements."

         An additional set of special allocation rules mirrors the section 704(c) allocation rules and for that reason are sometimes referred to as the "reverse section 704(c) rules." Section 704(c) requires that contributed property be taken into account at fair market value in determining the contributing partners' capital accounts, and thereafter special allocations with respect to the contributing partners are required to account for the unrealized gain or loss inherent in the contributed property. The reverse Section 704(c) rules permit a partnership to adjust the non-contributing partners' capital accounts upwards or downwards to reflect the then-current fair market value of the partnership's assets other than those being contributed, and thereafter special allocations with respect to the non-contributing partners are required to account for the unrealized gain or loss inherent in the partnership's assets other than those being contributed.

         The operating partnership's partnership agreement permits us, as general partner, to elect application of the reverse section 704(c) rules. Because the operating partnership's distributions to unitholders are in all events to be apportioned among the unitholders by reference to the numbers of units held by each of them, it is possible that the operating partnership's allocations would not be valid for federal income tax purposes if there were a difference between the capital account balances associated with different units; consequently, it is important that all units carry the same capital account balance. Because application of the reverse section 704(c) rules produces the same capital account balance for each unit, we have elected to apply those rules.

         As a result of the differences between (a) the fair market values of the contributed properties at the time of contribution and their adjusted tax bases at the time of contribution, (b) the allocations required by section 704(c), and (c) the reverse section 704(c) rules, our distributive share of the operating partnership's tax items, which is employed in calculating taxable income generally, may differ from our proportionate share of the assets and income of the operating partnership, which is employed in testing for REIT qualification. We do not expect that any material adverse effect will be produced by this difference.

FEDERAL INCOME TAXATION OF ROBERTS REALTY

         The Internal Revenue Code's requirements for qualification as a REIT are complex and depend on our actual operating results, as discussed below. Although Holt Ney is of the opinion that, under certain assumptions, we have qualified and will qualify as a REIT, Holt Ney has not reviewed and cannot control our operating results. Although neither they nor we can assure you that we have met and will continue to meet the Internal Revenue Code's REIT qualification requirements, we believe that we have operated, and we intend to continue to operate, so as to meet them.

         If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income tax on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its shareholders. This deduction for dividends paid to shareholders substantially reduces the federal "double taxation" on earnings - once at the corporate level when earned and once again at the shareholder level when distributed - that usually results from investments in a corporation.

         Even if we qualify for taxation as a REIT, however, we are required to pay federal income tax in the following circumstances:

         - First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

         - Second, we may be required to pay the "alternative minimum tax" as a consequence of our items of tax preference.

         - Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on that income.

         - Fourth, if we have net income from "prohibited transactions" (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), we will be required to pay a 100% tax on that income.

         - Fifth, if we should fail to satisfy either the 75% or the 95% gross income test discussed below, but have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be required to pay a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

         - Sixth, if we fail to distribute during each year at least the sum of

                  (a)      85% of our ordinary income for that year,

                  (b)      95% of our capital gain net income for that year, and

                  (c)      any undistributed taxable income from prior periods,

                  we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

         - Seventh, under guidelines issued by the IRS, if we acquire any asset from a C corporation in a carryover basis transaction and we later recognize gain on disposing of that asset during the ten-year period beginning on the date we acquired the asset, we will be taxed, at the highest regular corporate rate, on the resulting gain, to the extent of the excess of

                  (a) the fair market value of the asset as of the date we acquired it, over

                  (b) our adjusted basis in the asset as of the date we acquired it.

REQUIREMENTS FOR QUALIFICATION

         To qualify as a REIT, we must elect to be so treated and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets, and distributions of income to shareholders.

         Organizational Requirements - In General. The Internal Revenue Code defines a REIT as a corporation, trust or association:

         (a)      that is managed by one or more trustees or directors;

         (b) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

         (c) that would be taxable as a domestic corporation were it not to qualify as a REIT;

         (d) that is neither a financial institution nor an insurance company under provisions of the Internal Revenue Code;

         (e) the beneficial ownership of which is held by 100 or more persons; and

         (f) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, through the application of attribution rules, by five or fewer shareholders who are natural persons or, in some cases legal entities.

         The Internal Revenue Code provides that conditions (a) through (d) must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) do not apply to an organization until after the first taxable year for which it elects to be taxed as a REIT. For purposes of conditions (e) and (f), pension funds and some other tax-exempt entities are treated as individuals, subject to a "look-through" exception, in the case of condition (f), pursuant to which interests held by some qualified trusts are considered held by the beneficiaries of the trust rather than by the trust itself.

         Before completion of the October 1994 consolidation, we did not satisfy conditions (e) and (f) above. Our issuance of shares in the October 1994 consolidation allowed us to satisfy those requirements. In addition, our organizational documents include restrictions regarding transfer of our shares which are intended, among other things, to assist us in continuing to satisfy those requirements. See, however, "Organizational Requirements - Anti-Abuse Regulation" below.

         A corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

         Organizational Requirements - Anti-Abuse Regulation. As noted above under "UPREIT Structure - Tax Status of the Operating Partnership - `Anti-Abuse' Regulation," if the partnership tax anti-abuse regulation were to be held applicable to us and/or the operating partnership, and if the operating partnership were to be ignored for federal income tax purposes, holders of units in the operating partnership would be considered direct investors in us. Under those circumstances we theoretically could fail either or both of conditions (b) and (f) above for the following reasons.

         - Condition (b) above requires that interests in a REIT be "transferable." The units in the operating partnership are not freely transferable, because they may only be transferred with our consent, in our role as general partner of the operating partnership. Therefore, if the operating partnership were to be ignored and its units considered direct investments in us, we might fail to meet the requirement of condition (b) because some of our outstanding equity interests - the units - would not be "transferable."

         - Condition (f) above requires that during the last half of each taxable year not more than 50% in value of our outstanding stock be owned by five or fewer individuals. If the partnership tax anti-abuse regulation were applied to ignore the operating partnership and to consider the holders of units and the section 4A.3 interest to be direct investors in us, their holdings would apparently be required to be taken into account in assessing the operating partnership's satisfaction of condition (f). To date no violation of condition (f) would have resulted from taking all units and the section 4A.3 interest into account as though they were direct interests in us. However, the transfer restrictions included in our organizational documents do not literally apply to units or the section 4A.3 interest, so a violation of condition (f) could occur in the future if units and the section 4A.3 interest were considered interests in us for tax purposes.

         Although there exists a possibility that application of the partnership tax anti-abuse regulation to us and/or our operating partnership could result in our failure to qualify as a REIT, we have a well-reasoned argument that the regulation should not be applied to us and/or the operating partnership, and even if the regulation were applied to us and/or the operating partnership it seems unlikely that it would cause us, or any otherwise-qualifying organization, to fail to qualify as a REIT. See "UPREIT Structure - Tax Status of the Operating Partnership - `Anti-Abuse' Regulation."

         Income and Asset Tests - In General; Proportionate Shares. In addition to satisfying the organizational requirements described above, an organization seeking to qualify as a REIT for federal income tax purposes must satisfy a variety of conditions relating to its income and assets. In the case of an organization which is a partner in a partnership, tax regulations provide that, for purposes of testing for qualification as a REIT, the organization will be deemed to own its proportionate share (determined by reference to its "capital interest" in the partnership) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, for these purposes the character of the assets and gross income of the partnership are considered to retain the same character in the hands of the organization as they have in the hands of the partnership.

         Measurement of the "capital interest" - and therefore the "proportionate share" - of a partner in a partnership for purposes of REIT qualification is somewhat uncertain. This is particularly true where, as is the case for us and the operating partnership, there are differences between the fair market values of contributed properties at the time of contribution and their adjusted tax bases at that time. As noted above under "UPREIT Structure - Tax Allocations," however, we do not expect that any material adverse effect will be produced by this uncertainty or by any resulting difference between our distributive share of the tax items of the operating partnership, which is employed in calculating taxable income generally, and our proportionate share of the operating partnership's assets and income, which is employed in testing for REIT qualification.

         Income Tests. To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

         - First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from real property investments (including "rents from real property," gain from the sale or other disposition of real property not held for sale to customers in the ordinary course of business, and, in some circumstances, interest), or from some types of temporary investments.

         - Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments, dividends, interest and gain from the sale or other disposition of stock or securities.

         Our rents will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

         - First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.

         - Second, the Internal Revenue Code provides that rents received from a resident will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of that resident.

         - Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

         - Fourth, for rents from property to qualify as "rents from real property" the REIT generally must not operate or manage the property or furnish or render services to residents, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. However,

                  (a) a REIT may provide services with respect to a property without disqualifying the rents therefrom if the services are "usually or customarily rendered" in connection with the rental of rooms or other space for occupancy only and are not otherwise considered "rendered to the occupant,"

                  (b) the independent contractor rule does not apply to disqualify rents which, if received by a tax-exempt organization, would not constitute "unrelated business taxable income," and

                  (c) the presence of a de minimis amount of impermissible activities with respect to a property will disqualify only the income from those activities and not all otherwise-qualifying income from the property.

         We do not anticipate:

         - charging rent that is based in whole or in part on the income or profits of any person;

         - deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents; or

         - receiving rent from any resident in whom we, or an owner of 10% or more of us, directly or constructively owns 10% or more.

         We believe that

         (a) our services with respect to our properties are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular residents,

         (b) none of our activities has been or will be of a nature which would cause rental income from our properties to constitute "unrelated business taxable income" if received by a tax-exempt organization, and that therefore

         (c) our activities and services will not cause our rents to fail to qualify as "rents from real property."

We will engage independent contractors to provide services that we believe we cannot provide directly without jeopardizing the qualification of our rents as "rents from real property."

         If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if

         (a) our failure to meet these tests was due to reasonable cause and not due to willful neglect,

         (b) we attach a schedule of the sources of our income to our federal income tax return, and

         (c) any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot predict whether or not, in all circumstances, we would be entitled to the benefit of these relief provisions. As noted above under "Federal Income Taxation of Roberts Realty," even if these relief provisions apply, we would have to pay a tax on the excess net income. See "Failure to Qualify for Taxation as a REIT" below.

         Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

         - First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.

         - Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

         - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

         After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests, and on a timely basis to take such actions as may be required to cure any noncompliance.

         Annual Distribution Requirements. To be taxed as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to

         (a) the sum of

             (x) 95% of our "REIT taxable income," computed without regard to the dividends-paid deduction and capital gain; and

             (y) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property,

         minus

         (b) the sum of some items of non-cash income.

We must pay those distributions in the taxable year to which they relate, or in the following taxable year if we declare them before we timely file our federal income tax return for that year and pay them when or before we make our first regular dividend payment after they are declared. Even if we satisfy these distribution requirements, to the extent that we do not distribute all of our net capital gain or "REIT taxable income" (as adjusted), we will be taxed on the undistributed amount at regular capital gains or ordinary corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of

         (a)      85% of our ordinary income for that year,

         (b)      95% of our capital gain net income for that year, and

         (c)      any undistributed taxable income from prior periods,

we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

         In addition, under guidelines issued by the IRS, if we recognize gain on the disposition of any asset which we acquired from a C corporation in a carryover basis transaction during the ten-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 95% of such gain, net of tax, to the extent attributable to the excess of

         (a) the fair market value of the asset as of the date we acquired it; over

         (b) our adjusted basis in that asset as of the date we acquired it.

         We intend to make timely distributions sufficient to satisfy the annual distribution requirements. We anticipate that we will generally have sufficient cash or other liquid assets to enable us to satisfy the distribution requirements, in part because we expect that our REIT taxable income will generally be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. From time to time we may not have sufficient cash or other liquid assets to meet the distribution requirements or to distribute the greater amount which may be necessary to avoid income and excise taxation, due to timing differences between

         (a) the actual receipt of income and the actual payment of deductible expenses, and

         (b) the inclusion of that income and the deduction of those expenses in arriving at our taxable income,

or as a result of nondeductible expenditures (such as principal payments of indebtedness and capital expenditures) in excess of noncash deductions.

         If those timing differences occur, we may find it necessary to borrow funds or, if possible, to pay taxable stock dividends to meet the distribution requirements.

         We may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Even in those circumstances, however, we would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Earnings and Profits. The existence of undistributed earnings and profits of a non-REIT predecessor corporation at the close of a taxable year generally precludes a successor corporation from qualifying to be taxed as a REIT. We do not anticipate having undistributed earnings and profits of the prohibited type.

FAILURE TO QUALIFY FOR TAXATION AS A REIT

         If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the requirement that REITs distribute most of their net income to shareholders will not apply, and indeed we will be under no requirement to make any distributions to our shareholders. Moreover, our failure to qualify will make us subject to the full system of federal income tax generally applicable to corporations, with no deduction for any dividends paid to our shareholders, and the resulting additional tax liability will reduce, and may even eliminate, the amount of funds we have available from time to time for distributions to our shareholders. In addition, unless we are entitled to relief under specific statutory provisions, we will be disqualified from taxation as a REIT not only for the year during which qualification was lost, but also for the four following years. We cannot predict whether or not in all circumstances we would be entitled to the statutory relief.

         If we fail to qualify as a REIT, such distributions as we do make to shareholders will, to the extent of our current or accumulated earnings and profits, be dividends for federal income tax purposes, taxable as ordinary income. Corporate distributees, however, may be eligible to apply a dividends-received deduction to those dividends.

TAXATION OF SHAREHOLDERS

         The following observations assume, as we anticipate, that each person who or which exchanges units for shares will be a fully taxable

         (a)      citizen or resident of the United States,

         (b) corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States, or

         (c) estate or trust, the income of which is taxed as United States income, regardless of its source.

In particular, it is assumed that no exchanging unitholder will be a tax-exempt organization or a foreign individual or organization.

         Distributions Generally. Distributions to shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our current or accumulated earnings and profits and will be taxable to the shareholders as ordinary income. Distributions from us will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution to a shareholder will be treated first as a tax-free return of capital, reducing the shareholder's tax basis in his or her shares, and the distribution in excess of the shareholder's tax basis in his or her shares will be taxable as gain realized from the sale of his or her shares. Dividends declared by us in October, November or December of any year payable to a shareholder of record on a specified date in any of those months will be treated as both paid by us and received by the shareholder on December 3l of the year, provided that the dividend is actually paid by us during January of the following calendar year.

         We will be considered to have sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed to avoid imposition of the 4% excise tax discussed above under "Federal Income Taxation of Roberts Realty." Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, shareholders may be required to treat as taxable dividends some distributions that would otherwise be characterized as tax-free returns of capital.

         Capital Gain Dividends; Designations of Undistributed Capital Gain. Dividends to shareholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the shareholder has held his or her shares, except that corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends - received deduction for corporations.

         In addition, we are permitted to designate amounts of undistributed capital gain for inclusion in our shareholders' taxable income despite their not having been distributed. The amounts will also remain taxed at our level, but our shareholders will be entitled to tax credits for the tax we pay.

         Although long-term capital gains are generally taxed at rates which are lower than those applicable to ordinary income, all or a portion of our capital gain dividends will be taxed at 25% rather than the normal rate applicable to long-term capital gains.

         Passive Activity Loss and Investment Interest Limitations. Distributions from us and gain from the disposition of our shares will not be treated as passive activity income, and therefore shareholders will not be able to apply any "passive losses" against the income. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment interest limitation, except that capital gain dividends, and amounts of undistributed capital gain designated by us for inclusion in our shareholders' taxable income, generally will be excluded from investment income. Similarly, net capital gain from the disposition of our shares generally will be excluded from investment income.

         Losses on Dispositions of Shares. Losses incurred on the sale or exchange of shares held for six months or less, after applying applicable holding period rules, will be deemed long-term capital losses to the extent of any capital gain dividends received by the selling shareholder from those shares.

         Losses of Roberts Realty. Our shareholders will not be entitled to include any of our tax losses on their own federal income tax returns.

BACKUP WITHHOLDING

         Shareholders will be subject to backup withholding at a rate of 31% on payments made with respect to shares, and/or on proceeds of a sale or exchange of shares, if the shareholder

         (a) fails to furnish his or her taxpayer identification number, which for a United States individual would be his or her Social Security Number,

         (b)      furnishes an incorrect taxpayer identification number,

         (c) is notified by the IRS that he or she has failed to report properly payments of interest and dividends or is otherwise required to pay backup withholding, or

         (d)      fails to certify, under penalties of perjury, that

                  (x) he or she has furnished a correct taxpayer identification number, and

                  (y) he or she has not been notified by the IRS that he or she is subject to backup withholding for failure to report interest and dividend payments, or that he or she has been notified by the IRS that he or she is no longer subject to backup withholding.

Backup withholding does not apply to payments made to corporations.

         Shareholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining the exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a shareholder will be allowed as a credit against the shareholder's federal income tax liability and may entitle the shareholder to a refund.

                              PLAN OF DISTRIBUTION

         This prospectus relates to 2,753,787 shares of our common stock. We may issue these shares from time to time to the limited partners of the operating partnership in exchange for their units of partnership interest in the operating partnership. The registration of the shares does not necessarily mean that the limited partners will exchange their units and then offer or sell any of the shares.

         We will not receive any cash consideration when we issue the common stock to the limited partners in exchange for their units. Also, we will neither receive any of the proceeds when the limited partners sell those shares nor pay any underwriting discount or selling commission. However, our ownership interest in the operating partnership will increase when we issue common stock to the limited partners in exchange for their units. We will pay all expenses incurred to register the common stock offered by this prospectus.

                                  LEGAL MATTERS

         Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia, has passed upon the legality of the common stock offered by this prospectus. Holt Ney Zatcoff & Wasserman, LLP, Atlanta, Georgia has passed upon certain legal matters described under "Federal Income Tax Considerations."

                                     EXPERTS

         The audited financial statements and schedule as of and for the years ended December 31, 1998 and 1997, included in Roberts Realty Investors, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said report.

         The audited financial statements and schedule as of and for the year ended December 31, 1996, included in Roberts Realty Investors, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given up on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         Roberts Realty Investors, Inc. must follow the informational requirements of the Securities and Exchange Act of 1934. In complying with the Exchange Act, we file reports, proxy statements and other information with the SEC. For further information, you may read and copy any of these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at

1-800-SEC-0330. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC through the Electronic Data Gathering and Retrieval, or EDGAR system. Reports and other information concerning Roberts Realty may also be inspected at the offices of the American Stock Exchange, 86 Trinity Street, New York, New York 10006.

         We have filed with the SEC, through the EDGAR system, a registration statement on Form S-3 under the Securities Act for the securities offered by this prospectus. This prospectus does not contain all of the information provided in the registration statement, because we have omitted parts of the registration statement under the applicable SEC rules. Statements about or references to any contract or other document in this prospectus are not necessarily complete, and in each instance we refer you to the copy of that contract or other document filed as an exhibit to the registration statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents we previously filed with the SEC under the Exchange Act are incorporated by reference into this prospectus:

         -        our Annual Report on Form 10-K for the year ended December 31,
                  1998;

         -        our Quarterly Report on Form 10-Q for the quarter ended March
                  31, 1999;

         -        our Proxy Statement on Form 14A filed June 16, 1999; and

         - the description of our common stock included in our Form 10-SB/A No. 4 Registration Statement filed on July 26, 1996, including any amendments or reports filed to update that description.

The Commission File No. for our Exchange Act reports is 001-13183.

         All documents we file under to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares under this prospectus shall be deemed to be incorporated by reference into this prospectus and to be a part of it from the date of the filing of those reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide a copy of any or all of the documents, exclusive of exhibits unless those exhibits are specifically incorporated by reference into the documents, without charge, to each person to whom this prospectus is delivered, upon written or oral request to Roberts Realty Investors, Inc., 8010 Roswell Road, Suite 120, Atlanta, Georgia 30350, (770) 394-6000, Attention:
Charles R. Elliott, Chief Financial Officer.

                                    EXHIBIT A


NOTICE OF REDEMPTION

         The undersigned Limited Partner hereby (i) demands that Roberts Properties Residential, L.P. (the "Partnership") redeem _____________ Units in the Partnership in accordance with the terms of section 6.7 of the Partnership's partnership agreement ("Section 6.7") and the Redemption Right described therein, (ii) surrenders such Units and all right, title and interest therein, and (iii) directs (x) that the Cash Amount deliverable upon consummation of such redemption of the subject Units be delivered to the address specified below, or
(y) if REIT Shares are to be delivered on consummation of the purchase of such Units, that such REIT Shares be issued in the name(s) specified below and be delivered to the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Units, free and clear of rights and interests of any other person (other than pursuant to Section 6.7), (b) has the full right, power, and authority to surrender such Units for redemption or purchase as contemplated by
Section 6.7 and to consummate such redemption or purchase, (c) has obtained the consent or approval of all person or entities, if any, having the right to consent to or approve such surrender or such consummation; and (d) resides at the address specified below.

         This the _____ day of ________________, ________.

Name of
Limited Partner:
                ----------------------------------------------------------------
                                 (PLEASE PRINT)

--------------------------------------------------------------------------------
(Signature of Limited Partner)


--------------------------------------------------------------------------------
(Street Address)


--------------------------------------------------------------------------------
(City)                                      (State)                   (Zip Code)

Signature Guaranteed by:


--------------------------------------------------------------------------------

If REIT Shares are to be issued, issue to:

Name and Address:
                 ---------------------------------------------------------------

                 ---------------------------------------------------------------

                 ---------------------------------------------------------------


Please insert social security or other
Taxpayer identification number:
                               -------------------------------------------------

-------------------------------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. ROBERTS REALTY HAS NOT AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.




                  -----------------------




                  TABLE OF CONTENTS

                                                            PAGE
SUMMARY..............................................        2
RISK FACTORS.........................................        4
DESCRIPTION OF UNITS AND REDEMPTION
    OF UNITS.........................................        7
DESCRIPTION OF COMMON STOCK..........................        9
THE OPERATING PARTNERSHIP AGREEMENT..................       13
COMPARISON OF OWNERSHIP OF UNITS
    AND SHARES.......................................       17
FEDERAL INCOME TAX CONSIDERATIONS....................       23
PLAN OF DISTRIBUTION.................................       38
LEGAL MATTERS........................................       38
EXPERTS..............................................       38
WHERE YOU CAN FIND MORE
    INFORMATION......................................       38
INCORPORATION OF DOCUMENTS BY
    REFERENCE........................................       39



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                                 ROBERTS REALTY
                                 INVESTORS, INC.

                        2,753,787 SHARES OF COMMON STOCK




                          -----------------------------

                                   PROSPECTUS

                          -----------------------------
















                                              1999
                               ---------- ----




--------------------------------------------------------------------------------

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated fees and expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Registrant:

         Securities and Exchange Commission registration fee ........................................ $5,933.04
         Printing and duplicating expenses ..........................................................  4,000.00
         Legal fees and expenses ....................................................................      *
         Accounting fees and expenses ...............................................................      *
         Blue Sky fees and expenses .................................................................      0
         Miscellaneous expenses .....................................................................      *
                                                                                                       ---------
         Total ...................................................................................... $    *
                                                                                                       ---------
*To be completed by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our officers and directors are and will be indemnified under Georgia law, our bylaws, and the partnership agreement of the operating partnership against some liabilities.

         As permitted by the Georgia Business Corporation Code, our articles of incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of duty of care or any other duty owed to us as a director, except that the provision shall not eliminate or limit the liability of a director

         (a) for any appropriation, in violation of his duties, of any of our business opportunities,

         (b) for acts or omissions that involve intentional misconduct or a knowing violation of law,

         (c)      for unlawful corporate distributions, or

         (d) for any transaction from which the director received an improper personal benefit.

         Under the bylaws, we are required to indemnify to the fullest extent permitted by the Georgia Business Corporation Code, any individual made a party to a proceeding because he is or was a director or officer, against liability incurred in the proceeding, if he acted in a manner he believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. We are required to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of final disposition of the proceeding if:

         (a) the person furnishes us a written affirmation of his good faith belief that he has met the standard of conduct described above, and

         (b) the person furnishes us a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification.

         The written undertaking required by clause (b) above must be an unlimited general obligation of the person, but need not be secured, and may be accepted without reference to financial ability to make repayment. The Georgia Business Corporation Code does not permit a corporation to indemnify a director

         (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or

         (b) in connection with any other proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

         The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the bylaws are not exclusive of any other right which any person may have under any statute, provision of the articles of incorporation, provision of the bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

         Under the partnership agreement, the operating partnership is required to indemnify any person made a party to a proceeding by reason of his or its status as the general partner or as a director or officer of the operating partnership or of Roberts Realty, or by reason of the person's liability for any indebtedness of the operating partnership. In addition, as the general partner of the operating partnership, we may designate other persons from time to time whether before or after the event giving rise to potential liability, to be indemnified under the provisions of the partnership agreement. The operating partnership is required to indemnify any such person from and against any and all losses, including attorneys' fees and other legal fees and expenses, relating to the operations of the operating partnership or Roberts Realty in which the person may be or is threatened to be involved unless it is established that

         (a) the act or omission of the person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

         (b) the person actually received an improper personal benefit in money, property or services; or

         (c) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

The operating partnership shall pay or reimburse reasonable expenses incurred by the person upon receipt by the operating partnership of

         (a) a written affirmation by the person of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and

         (b) a written undertaking by or on behalf of the person to repay the amount if it is ultimately determined that the person did not meet the standard of conduct.

The operating partnership may, but is not obligated to, purchase and maintain insurance for any of these purposes.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Roberts Realty and/or the operating partnership under the foregoing provisions, we have been informed that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

         5.1 - Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to the legality of the common stock being registered.
         8.1   - Opinion of Holt Ney Zatcoff & Wasserman, LLP as to tax matters.
         10.1  - Amendment #2 to First Amended and Restated Agreement of
                 Limited Partnership of Roberts Properties Residential, L.P.
         23.1 - Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in Exhibit 5.1).
         23.2  - Consent of Holt Ney Zatcoff & Wasserman, LLP (included in
                 Exhibit 8.1).
         23.3    Consent of Arthur Andersen LLP.
         23.4  - Consent of Deloitte & Touche LLP.


ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes that it will:

                  (1) File, during any period in which it offers or sells securities, a post-effective amendment to the Registration Statement to:

                           (a) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                           (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(a) and
                           (a)(1)(b) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (c) Include any additional or changed material information on the plan of distribution.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against the liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on the 1st day of July, 1999.

                                 ROBERTS REALTY INVESTORS, INC.


                                 By:  /s/ Charles S. Roberts
                                    -------------------------------------
                                        Charles S. Roberts
                                        Chairman of the Board,
                                        Chief Executive Officer, and
                                        President

         The undersigned officers and directors of Roberts Realty Investors, Inc. hereby constitute and appoint Charles S. Roberts and Charles R. Elliott, and either of them, with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the SEC and hereby ratify and confirm all that the attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

         In accordance with the Securities Act, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

         Signature                                   Title                                   Date
/s/ Charles S. Roberts                      Chairman of the Board, Chief
------------------------------------        Executive Officer, and President
Charles S. Roberts                          (Principal Executive Officer)               July 1, 1999

/s/ Charles R. Elliott                      Secretary, Treasurer, and Chief             July 1, 1999
------------------------------------        Financial Officer (Principal Financial
Charles R. Elliott                          Officer and Principal Accounting Officer)

/s/ James M. Goodrich                       Director                                    July 1, 1999
------------------------------------
James M. Goodrich

/s/ Dennis H. James                         Director                                    July 1, 1999
------------------------------------
Dennis H. James

/s/ Wm. Jarell Jones                        Director                                    July 1, 1999
------------------------------------
Wm. Jarell Jones

/s/ Ben A. Spalding                         Director                              July 1   , 1999
------------------------------------                                           ------------
Ben A. Spalding

/s/ George W. Wray, Jr.                     Director                              July 1   , 1999
------------------------------------                                           ------------
George W. Wray, Jr.

/s/ Weldon R. Humphries                     Director                              July 1   , 1999
------------------------------------                                           ------------
Weldon R. Humphries